EXHIBIT 10q

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

            This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement"),dated as of November 12, 2002 (the "Agreement Date"), is made and entered into by and amongBROWN & BROWN, INC., a Florida corporation ("Buyer"); CAL-SURANCE ASSOCIATES, INC., a California corporation (“Cal-Surance”), UNITED NETWORK OF INSURANCE SERVICES, INC., aCaliforniacorporation (“UNIS”), STERLING REINSURANCE INTERMEDIARIES, INC., a California corporation (“SRII”), LANCER CLAIMS SERVICES, INC., a California corporation (“Lancer”), and CHARTERED FINANCIAL SERVICES CORPORATION, a California corporation (“Chartered” and together with Cal-Surance, UNIS, SRII, and Lancer, each a "Seller" and collectively, "Sellers"); and DONALD E. MARTIN AND RENEE MARTIN, AS TRUSTEES OF THE MARTIN LIVING TRUST U/D/T DATED AUGUST 14, 1984, AS AMENDED OCTOBER 22, 1986, a trust organized under the laws of the State of California (“Martin Trust” or “Shareholder”), and DONALD E. MARTIN, a resident of the State of California ("Martin").

Background

            Buyer, Sellers, Martin Trust and Martin are each parties to an Asset Purchase Agreement dated as of October 23, 2002 (the "Original Agreement").  The parties wish to amend and restate the Original Agreement in its entirety.

            THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, each agree as follows:

Article 1
The Acquisition

            Section 1.1       Covenants of Sale and Purchase of Acquired Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 2.1), but effective as of the Effective Date (as defined in Section 2.7 hereof), Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers in exchange for the consideration described in Section 1.4, free and clear of any Encumbrance (as defined below), all of Sellers' respective right, title and interest in and to all of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, as of the Closing Date, including the following (but excluding the Excluded Assets) (collectively, the "Acquired Assets"):

                        (a)        Purchased Book of Business; Records.  All of Sellers’ insurance program and managing general agency business throughout the United States (collectively, the “Program Business”) and Sellers’ retail insurance agency business in the State of California (collectively, the “Commercial Business” and, together with the Program Business, the “Business”), including but not limited to the property and casualty insurance business (both personal and commercial lines) and renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to Sellers' Business, whether compiled by Sellers or by other agents or employees of Sellers, including but not limited to: (i) lists of insurance companies and records pertaining thereto; and (ii) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written or otherwise recorded information customarily used by Sellers and in the possession or control of Sellers, including all other records of and pertaining to the accounts and customers of Sellers, past and present (collectively, the "Purchased Book of Business"), including, but not limited to, the active insurance customers of Sellers with respect to the Commercial Business listed on Schedule 1.1(a).

                        (b)        Tangible Property.  All equipment, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal property of every kind owned or leased by Sellers (wherever located), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto (collectively, "Tangible Property"), including those items described in Schedule 1.1(b) hereto;

                        (c)        Seller Contracts.  All agreements, contracts, leases, licenses, consensual obligations, promises or undertakings of Sellers that relate to the Business (whether written or oral and whether express or implied), whether or not legally binding (a "Contract") including, without limitation, (i) Sellers' lease for an aggregate of 41,480 square feet of office space located at 333 City Boulevard, Orange, California ("Sellers' Premises"), (ii) all leases for the Tangible Property, including, but not limited to, furniture, computer or other equipment used in the Business, (iii) all agreements with insurance companies and clients, claims service agreements and insurance program agreements including, but not limited to, those described in Schedule 1.1(c), and (iv) all non-competition, non-solicitation, and non-disclosure covenants of third parties made in favor of any Seller (all such Contracts, including those described in clauses (i) through (iv), are collectively referred to as the "Seller Contracts");

                        (d)        Governmental Authorizations.  All Governmental Authorizations required to run the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer; provided, however, that the Sellers, Shareholder and Martin shall not be required to assign or transfer any Governmental Authorization necessary to wind down the business of Sellers following the Closing.  For purposes of this Agreement, the term "Governmental Authorization" means any approval, consent, ratification, waiver or other authorization ("Consent"), license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity (as defined in Section 3.4(b)) or pursuant to any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty ("Legal Requirements");

                        (e)        Records.  Subject to Section 6.15, all data and Records (as defined herein) related to the Business not otherwise described in Section 1.1(a), including production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to compliance with any Legal Requirements, copies of all personnel Records and other Records described in Section 1.2(f).  For purposes of this Agreement, the term "Record" means any information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form;

                        (f)         Intangible Property.  All of the intangible rights and intangible property of Sellers primarily used in the Business, including (i) Intellectual Property Assets (as defined in Section 3.16 hereof) of Sellers primarily used in the Business, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.16(c), and (ii) any Seller's interest in any risk purchasing group related to the Business and set forth in Schedule 1.1(f).

                        (g)        Insurance Benefits. All insurance benefits under the policies listed on Schedule 1.1(g), but only to the extent that such benefits arise from or relate to the Acquired Assets or the Assumed Liabilities (as defined in Section 1.3) prior to the Effective Date; and

                        (h)        Claims Against Third Parties.  All claims of Sellers against third parties relating to the Acquired Assets and arising prior to the Closing Date, whether choate or inchoate, known or unknown, contingent or noncontingent.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability (as defined in Section 1.3(a)(i)) unless Buyer expressly assumes that Liability pursuant to Section 1.3(a).

For purposes of this Agreement, the term "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien (excluding liens for current Taxes not yet due and payable), option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, except minor restrictions or liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere in any material respect with the present use.

            Section 1.2       Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, all assets and property of Sellers that are not Acquired Assets (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, shall remain the property of Sellers after the Effective Date, including, but not limited to, the following:

(a) All cash, cash equivalents, accounts and notes receivable, money market certificates, stocks, bonds, real property and vehicles;

(b) All minute books, stock Records and corporate seals;

(c) The shares of capital stock of Sellers held in treasury;

(d) Those rights relating to deposits and prepaid assets and expenses and claims for refunds and rights to offset in respect thereof;

(e) All insurance policies and rights thereunder, except to the extent specified on Schedule 1.1(g);

(f) All personnel Records and other Records that Sellers are required by law to retain in their possession;

                        (g)        All claims for refund of Taxes (as defined herein) and other governmental charges of whatever nature.  For purposes of this Agreement, the term "Tax" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity responsible for the imposition of such Tax;

(h) All rights in connection with and assets of the Employee Benefit Plans (as defined in Section 3.15 hereof);

                        (i)         All rights in connection with any Value Increase Shareholder Agreement (“VISA”) between any Seller and those employees of Sellers participating in VISA whose names are set forth in Schedule 1.2(i) (collectively, the "VISA Participants"); and

(j) All assets listed on Schedule 1.2(j) (the "Personal Effects").

Section 1.3 Liabilities.

                        (a)        Assumed Liabilities.  At the Closing (as defined in Section 2.1),  but effective as of the Effective Date, Buyer shall assume and agree to discharge only (i) all obligations related to the Purchased Book of Business (as defined in Section 1.4(a) hereof) arising after the Effective Date; (ii)  those duties and obligations arising after the Effective Date under the Seller Contracts, regardless of whether or not a consent was required or obtained for any such Seller Contract; (iii) subject to Section 6.17 hereof, Sellers' purchase price payment obligations remaining after the Effective Date pursuant to the Pizza Program Acquisition (as defined in Section 6.17); (iv) Sellers' obligation to pay the Seller employee bonuses listed on Schedule 1.3(a)(iv)and(v) the PTO Liability (as defined in Section 6.18) (individually, an “Assumed Liability” and, collectively, the "Assumed Liabilities").  For purposes of this Agreement, the term:

                        (x)        "Liability" means, with respect to any individual, corporation, association, partnership, limited liability company, or other organization or entity (a "Person"), any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person; and

                        (y)        "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

                        (b)        Retained Liabilities.  Without limiting anything set forth in Section 1.2(a), the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers or Shareholder. "Retained Liabilities" shall mean every Liability of Sellers other than the Assumed Liabilities, including, without limitation:

(i) Any account or note payable incurred by any Seller or Shareholder prior to the Effective Date;

                                    (ii)        Any Liability for any (A) Taxes whenever due arising as a result of Sellers' operation of their respective businesses or ownership of the Acquired Assets prior to the Effective Date, and (B) Taxes that shall arise as a result of the sale of the Acquired Assets pursuant to this Agreement and which are payable by Seller as provided in Section 6.12(a);

                                    (iii)       Any Liability under any Contract not assumed by Buyer under Section 1.1(c), including any Liability arising out of or relating to (A) VISA, or (B) any credit facilities of any Seller or any security interest related thereto;

                                    (iv)       Any Liability incurred by any Seller prior to the Effective Date under any Environmental Laws(as defined below)arising out of or relating to the operation by such Seller of the Business prior to the Effective Date or any Seller's leasing, ownership or operation of real property prior to the Effective Date, including those consisting of or relating to: (A) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand arising under any Environmental Law or (B) any financial responsibility under any Environmental Law for cleanup costs or corrective action, including any inspection, cleanup, removal, containment or other remediation or response actions and for any natural resource damages.  The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA);

As used in this Agreement, the term "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                                    (v)        Other than any PTO Liability, any Liability under the Employee Benefit Plans or relating to payroll, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Sellers' employees or former employees or both (provided that Buyer give length-of-service credit to those Seller employees who become employed by Buyer for purposes of Buyer's Employee Benefit Plans);

                                    (vi)       Except for the PTO Liability and as set forth in Schedule 1.3(a)(iv), any Liability under any employment, incentive, bonus, severance, retention or termination agreement with any employee of any Seller;

                                    (vii)      Any Liability arising out of or relating to any employee or independent contractor grievance arising with respect to any Seller or Shareholder prior to the Effective Date, whether or not the affected employees or independent contractors are hired or engaged by Buyer;

(viii) Any Liability of any Seller to Shareholder or Martin;

(ix) Any Liability of any Seller to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller;

(x) Any Liability to distribute to Shareholder or otherwise apply all or any part of the consideration received hereunder;

                                    (xi)       Any Liability of any Seller arising out of any Proceeding (as defined herein) related to the Business and pending as of the Effective Date.  For purposes of this Agreement, the term "Proceeding" means any action, arbitration, audit, complaint, charge, demand, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator; and

                                    (xii)      Any Liability arising out of or resulting from Sellers’ compliance or noncompliance prior to the Effective Date with any Legal Requirement or any order, injunction, judgment, decree, ruling, assessment or arbitration award ("Order") of any Governmental Entity.

Section 1.4 Purchase Price.

                        (a)        The consideration for the Acquired Assets shall be the assumption by Buyer of the Assumed Liabilities, plus payment by Buyer of an amount equal to Sixty-Four Million Fifty-One Thousand Six Hundred Fifteen and 32/100 Dollars ($64,051,615.32) (the "Purchase Price").

(b) The Purchase Price shall be paid to Sellers as follows:

                                    (i)         An aggregate down payment (the "Down Payment Amount") equal to (A) $57,652,134.32 minus (B) the aggregate amount of consideration, as described in Schedule 1.4(b) hereto, for Martin's restrictive covenants under Section 6.5 hereof (the "Non-Compete Amount"), minus (C) the aggregate amount of liabilities of Sellers outstanding under that certain Loan and Security Agreement dated January 30, 2001 by and between Lake Forest Bank & Trust Company and Chartered (f/k/a Cal-Surance Companies, Inc.) (the "Secured Indebtedness Amount") shall be paid to Sellers at the Closing;

(ii) Buyer shall pay the Non-Compete Amount to Shareholder at the Closing;

(iii) Buyer, on behalf of Sellers, shall pay the Secured Indebtedness Amount in appropriate amounts to Sellers' secured creditors on the Closing Date; and

(iv) Subject to Section 8.4(h) hereof, Buyer shall pay $6,399,481.00 to Sellers on or before December 1, 2003 (the "Final Purchase Price Payment Amount").

                        (c)        The Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Internal Revenue Code of 1986, as amended (the “Code”)), and the Treasury regulations promulgated thereunder), shall be allocated among the Acquired Assets in accordance with Schedule 1.4(c), as attached hereto (the “Allocation”).  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  After the Closing, the parties shall (i) be bound by and shall make consistent use of the Allocation, and (ii) act in accordance with the Allocation in the preparation of all financial statements, for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (IRS) in respect thereof, including the reports required to be filed under Section 1060 of the Code, and in the course of any Tax audit, Tax review or Tax litigation relating thereto.  Buyer shall prepare and deliver to Sellers a copy of Buyer’s IRS Form 8594 relating to this transaction no later than ninety (90) days after the Closing Date.  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, neither Buyer nor Sellers or Shareholder shall take any position or cause any affiliate to take any position inconsistent with the Allocation for Tax purposes, and neither Buyer nor Sellers or Shareholder shall contend or represent that such Allocation is not correct.

Section 1.5 Commissions Collected.

                        (a)        All commissions on installments of agency bill policies with an effective date prior to the Effective Date and actually billed prior to the Effective Date shall be the property of Sellers, and those agency bill policies with an effective date on or after the Effective Date or actually billed on or after the Effective Date shall be the property of Buyer, regardless of when actually received.  Subject to subsection (b) of this Section 1.5, all commissions on direct bill policies actually received by Sellers from insurance carriers before the Effective Date shall be the property of Sellers and those actually received from insurance carriers on or after the Effective Date shall be the property of Buyer, regardless of when billed by the insurance carrier.  Subject to subsection (b) of this Section 1.5, Buyer shall be entitled to all contingent commissions, override commissions or payments, and commissions for additional endorsements received on or after the Effective Date, regardless of when earned.  All additional or return commissions as a result of audits actually received before the Effective Date shall be the property or the responsibility of Sellers, whether credit or debit, and regardless of policy effective date, and those actually received after the Effective Date shall be the property or responsibility of Buyer, whether credit or debit, and regardless of policy effective date.  If Buyer or Sellers shall receive commissions that appropriately are the property of the other party, Buyer or Sellers, as the case may be, shall pay such commissions to the other party no later than fifteen (15) days after Buyer or Sellers, as the case may be, receives such commissions.

(b) Notwithstanding anything set forth in this Agreement to the contrary:

                                    (i)         with respect to any production override payments with Fireman’s Fund Insurance Company in connection with professional liability insurance business (the “FFIC Override”) attributable to calendar year 2002 (regardless of when paid), Buyer shall pay to Sellers, no later than fifteen (15) days after Buyer receives such production override payments, an amount equal to the total FFIC Override;

                                    (ii)        with respect to any production override payments resulting from production with Fireman’s Fund Insurance Company regarding Seller’s account with Farmer’s Insurance Group (the “Farmer’s Override”) attributable to calendar year 2002 (regardless of when paid), Buyer shall pay to Sellers, no later than fifteen (15) days after Buyer receives such production override payments, an amount equal to the total Farmer’s Override; and

                                    (iii)       Buyer shall pay to the Pizza Program Sellers (as defined in Section 6.17 hereof) the full amount of any profit-sharing commissions with respect to the Pizza Program (as defined in Section 6.17 hereof) received by Buyer from Traveler’s Insurance Company, no later no later than fifteen (15) days after Buyer receives such profit-sharing commissions.

            Section 1.6       Prorations and Adjustments as of the Effective Date.

                        (a)        Buyer and Sellers agree that, to effect a transfer of good and marketable title to the Acquired Assets, Buyer shall pay to Sellers on the Closing Date an amount equivalent to the sum of all rights relating to deposits and prepaid assets and expenses and claims for refunds and rights to offset in respect thereof, including but not limited to prepaid amounts under all lease agreements of Sellers, and such items with respect to the Acquired Assets shall be adjusted and allowed as of the Effective Date, with Sellers to be responsible for and to receive the benefit of the same through the period before the Effective Date and Buyer to be responsible for and to receive the benefit of the same from and after the Effective Date.

                        (b)        Any of the items described in Section 1.6(a) which shall be required to be adjusted as of the Effective Date shall be paid by certified bank or cashier’s check (or, upon the receiving party's written request no more than two (2) business days prior to the Closing Date, the paying party shall initiate a wire transfer of immediately available funds to one or more accounts designated by the receiving party) on the Closing Date.

            Section 1.7       Post-Closing Reimbursement of Expenses by Buyer.

                        (a)        On or before December 6, 2002, Sellers shall deliver to Buyer a written certificate (the "Certificate") setting forth the amount of all expenses accrued and paid by Sellers for the period beginning on November 1, 2002 and ending on November 12, 2002, inclusive (the "Period") in connection with the operation of the Sellers business during the Period (the “Reimbursable Expense Amount”).  Subject to Sections 1.7(b) and 1.7(c), Buyer shall pay to Sellers the Reimbursable Expense Amount no later than three (3) business days after receipt of the Certificate.

                        (b)        If Buyer in good faith disputes the amount set forth in the Certificate, Buyer shall deliver written notice to Sellers of such objection no later than two (2) business days after receipt of the Certificate.  Upon receipt of such notice, Buyer and Sellers shall attempt to resolve and finally determine the Reimbursable Expense Amount.

                        (c)        If Buyer and Sellers shall be unable to agree upon the Reimbursable Expense Amount within 15 days following Sellers’ delivery of the Certificate, an independent auditor (the “Auditor”) shall review the disputed items and make a final determination of the Reimbursable Expense Amount (the “Final Reimbursable Expense Amount”).  The Auditor shall be of national recognition and mutually agreed to by Buyer and Sellers within 30 days following Sellers’ delivery of the Certificate.  The Auditor shall have 30 days after its engagement to determine the Final Reimbursable Expense Amount and such determination shall be binding upon, and may not be appealed by, the parties.  Buyer shall pay to Sellers the Final Reimbursable Expense Amount no later than two (2) business days after the receipt of such amount from the Auditor.  Buyer and Sellers shall each pay one-half of the fees, costs and expenses of the Auditor in connection with the determination under this Section 1.7.

Article 2
Closing, Closing Date, Items to Be Delivered,
Further Assurances, and Effective Date

            Section 2.1       Closing.  The consummation (the "Closing") of the sale of the Acquired Assets and the assumption of the Assumed Liabilities upon the terms and conditions set forth in this Agreement (the “Acquisition”) shall take place at 9 a.m., local time, on November 12, 2002, provided that those conditions to the Closing set forth in Article 7 that are not waived by the appropriate party have been satisfied by such date (the "Closing Date"), at Buyer's office located at 401 E. Jackson Street, Suite 1700, Tampa, Florida 33602, unless another date or place is agreed to in writing by the parties hereto.

            Section 2.2       Conveyance and Delivery by Sellers.  On the Closing Date, Sellers shall surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in the form attached to this Agreement, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Sellers' respective right, title and interest in and to the Acquired Assets free and clear of any Encumbrance, subject to the terms and conditions hereof.  Without limiting the generality of the foregoing, at the Closing, Sellers shall deliver to Buyer:

(a) A Bill of Sale and Assignment, substantially in the form of Exhibit A, executed by Sellers (the "Bill of Sale");

(b) An Assignment and Assumption Agreement, substantially in the form of Exhibit B, executed by Sellers (the "Assignment and Assumption Agreement");

(c) An Employment Agreement, substantially in the form of Exhibit C, executed by Martin (the "Martin Employment Agreement"); and

(d) An Employment Agreement, substantially in the form of Exhibit D, executed by Masters (the "Masters Employment Agreement").

Section 2.3 Delivery by Buyer. On the Closing Date, Buyer shall deliver to Chartered:

                        (a)        A certified bank or cashier’s check (or, upon Sellers' written request no more than two (2) business days prior to the Closing Date, Buyer shall initiate a wire transfer of immediately available funds to one or more accounts designated by Sellers) for the Down Payment Amount to be delivered at Closing pursuant to Section 1.4(b)(i) hereof;

(b) The Assignment and Assumption Agreement, executed by Buyer;

(c) The Martin Employment Agreement, executed by Buyer; and

(d) The Masters Employment Agreement, executed by Buyer.

Section 2.4 Mutual Performance. At the Closing, the parties shall also deliver to each other the agreements and other documents referred to in Article 6 hereof.

            Section 2.5       Third Party Consents. To the extent that the Acquired Assets may not be transferred to Buyer hereunder without the consent of another person (including, without limitation, those persons described in Schedule 6.16 hereof) which consent has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Sellers, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyer's rights so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law, shall cooperate after the Closing with Buyer in efforts to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

            Section 2.6       Further Assurances.  Each of the parties hereto shall cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 2.7 Effective Date. The effective date of this Agreement and all related instruments executed at the Closing shall be November 1, 2002 (the "Effective Date") unless otherwise specified.

Article 3
Representations and Warranties of Sellers, Shareholder and Martin

            Except as set forth in the disclosure schedules prepared by Sellers and delivered to Buyer simultaneously with the execution hereof (the “Disclosure Schedules”), Sellers, Shareholder and Martin, jointly and severally, represent and warrant to Buyer that all of the statements contained in this Article 3 are true as of the Effective Date (or, if made as of a specified date, as of such date).  Disclosure in any section of the Disclosure Schedules shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by Sellers to the extent the relation of such disclosure to such other representations and warranties is reasonably apparent.

            Section 3.1       Organization.  Each Seller is a corporation organized and in good standing under the laws of the State of California.  Each Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction set forth in Schedule 3.1.

            Section 3.2       Capitalization.  Chartered owns and holds all of the outstanding shares of capital stock of Cal-Surance, UNIS, and SRII, and there are no outstanding options or rights to acquire additional shares of capital stock of Cal-Surance, UNIS, and SRII.  Cal-Surance owns and holds all of the outstanding shares of capital stock of Lancer, and there are no outstanding options or rights to acquire additional shares of capital stock of Lancer.  Martin Trust owns and holds all of the outstanding shares of capital stock of Chartered.

            Section 3.3       Authority.  Each Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of each Seller.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by each Seller in accordance with the provisions hereof (collectively, the "Sellers' Documents") shall be, duly executed and delivered by duly authorized officers of each Seller on behalf of such Seller, and this Agreement constitutes, and the Sellers' Documents when executed and delivered shall constitute, the legal, valid and binding obligations of Sellers, Shareholder and Martin, as applicable, enforceable against Sellers, Shareholder and Martin, as applicable, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

Section 3.4 Consents and Approvals; No Violations.

                        (a)        Except for applicable requirements, if any, of the Hart-Scott-Rodino Act (as defined below), neither the execution, delivery or performance of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby nor compliance by Sellers with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of their respective Governing Documents (as defined below), or (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (each a "Governmental Entity"), except in the case where such conflict or breach does not and could not reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transaction contemplated by this Agreement or have a material adverse effect on the Acquired Assets (including the Purchased Book of Business) (“Material Adverse Effect”).

As used in this Agreement, the term “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any and all rules and regulations promulgated thereunder.

                        (b)        As used herein, the term "Governing Documents" means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (vi) any amendment or supplement to any of the foregoing.

            Section 3.5       No Third Party Options.  Except as set forth in Schedule 3.5, there are no existing agreements, options, commitments, or rights with, of or to any Person to acquire any of any of the Acquired Assets or any interest therein.

Section 3.6 Financial Statements; No Material Adverse Change; No Undisclosed Liabilities.

                        (a)        Schedule 3.6(a) sets forth true and complete copies of (i)  Sellers' consolidated balance sheet at December 31, 2001 (the "Year-End Balance Sheet") and the related consolidated statement of income for the fiscal year then ended (the "Year-End Income Statement") and (ii)  Sellers' consolidatedbalance sheet (the "Interim Balance Sheet") at September 30, 2002 (the "Balance Sheet Date") and the related consolidatedstatement of income for the nine (9) months then ended (the “Interim Income Statement”) (collectively, the "Financial Statements").  All of such Financial Statements were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved (subject, in the case of interim period statements, to normal recurring audit adjustments and absence of footnotes).  The Year-End Balance Sheet and Interim Balance Sheet (collectively, the “Balance Sheets”) fairly present in all material respects the consolidated financial position, assets, and liabilities (whether accrued, absolute, contingent or otherwise) of each Seller at the dates indicated and such statements of income fairly present in all material respects the results of operations for the respective periods then ended. Each Seller's financial books and records are accurate and complete in all material respects.  No Seller has guaranteed any premium financing on behalf of its customers.

                        (b)        Since the Balance Sheet Date, there has not been any change in the business, operations, assets, liabilities, results of operations or condition (financial or other) of any Seller or any Seller's business other than changes that would not have a Material Adverse Effect, and no event has occurred or circumstance exists that would result in such a Material Adverse Effect.

                        (c)        Except as set forth in Schedule 3.6(c), no Seller has any Liabilities except for Liabilities (i) reflected or reserved against in the Financial Statements, (ii) current liabilities incurred in the Ordinary Course of Business of such Seller (as defined in Section 3.7 hereof) since the Balance Sheet Date, (iii) arising under the Seller Contracts, and (iv) permitted to be incurred pursuant to this Agreement.

            Section 3.7       Absence of Certain Changes and Events. Except as set forth in Schedule 3.7 or except as would not have a Material Adverse Effect, since the Balance Sheet Date, each Seller has conducted its business only in the Ordinary Course of Business (as defined below) and there has not been any:

                        (a)        change in any Seller's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of any Seller or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of any Seller;

                        (c)        payment (except in the Ordinary Course of Business) or increase by any Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee, except for amendments to VISA;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan (as defined in Section 3.15 hereof), except for amendments to VISA;

(e) material damage to or destruction or loss of any Acquired Asset;

                        (f)         entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment  by any Seller of at least $25,000.00;

(g) sale, lease or other disposition of any Acquired Asset (including the Intellectual Property Assets) or the creation of any Encumbrance on any Acquired Asset;

(h) cancellation or waiver of any claims or rights with a value to any Seller in excess of $25,000.00;

                        (i)         written notice from any customer or supplier of an intention to discontinue or change in any material respect the terms of its relationship with any Seller including, without limitation, any major change in a Program Business account or Commercial Business account; or

(j) material change in the accounting methods used by any Seller.

            As used herein, the term "Ordinary Course of Business" means any action taken by any Seller which is consistent in nature, scope and magnitude with the past practices of such Seller and is taken in the ordinary course of the normal, day-to-day operations of such Seller.

Section 3.8 Assets.

                        (a)        Except as set forth on Schedule 3.8(a), Sellers own and hold, free and clear of any Encumbrance, all right, title and interest in and to the Acquired Assets, including but not limited to the customer expiration Records for those accounts comprising the Purchased Book of Business, together with the right to use such Records and all customer accounts, copies of insurance policies and contracts in force and all files, invoices and Records pertaining to the customers, and all other information comprising the Purchased Book of Business.  Schedule 1.1(a) sets forth a complete and accurate list of all active insurance accounts with respect to the Commercial Business.  Except as set forth in Schedule 3.8(a), no Seller has received written notice that any of the accounts comprising the Purchased Book of Business has canceled or non-renewed or intends to cancel or non-renew.

                        (b)        Schedule 3.8(b) shows the revenue received by Sellers from each of their appointed carriers for the twelve-month period ended September 30, 2002.  Except as set forth in Schedule 3.8(b), none of the accounts shown in Schedule 1.1(a) represents revenue that has been brokered by any Seller on behalf of a third party.

                        (c)        Sellers' consolidated Core Revenue (as defined herein) for the twelve (12)-month period ended September 30, 2002 was at least $27,400,000.00.  As used herein, the term "Core Revenue" means commission revenue and fees, including contingent commissions and override commissions or payments, net of any commissions paid to any third party producing agent or agency, or to any third party broker, but shall not include late fees charged to clients or interest income.

(d) Except as set forth in Schedule 3.8(d), no Seller holds any interest in any insurance captive entity.

            Section 3.9       Litigation and Claims.  Except as disclosed in Schedule 3.9, there is no Proceeding pending by or against any Seller or, to the Knowledge (as defined in Section 10.2) of any Seller, Shareholder or Martin, threatened against any Seller, that would reasonably be expected to have a Material Adverse Effect, and no circumstances exist that could reasonably form a basis for such a Proceeding to be initiated or threatened.  No Seller is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would reasonably be expected to have a Material Adverse Effect or would prevent such Seller from consummating the transactions contemplated hereby.  No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to any Seller, or petition to appoint a receiver or trustee of any Seller's property, has been filed by or against any Seller.  No Seller has made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts.  No Seller shall become "insolvent", as defined in the Uniform Fraudulent Transfer Act ("UFTA") as a result of consummating the Contemplated Transactions, nor shall any of the Contemplated Transactions constitute a transfer fraudulent as to any Seller's, Shareholder's or Martin's present or future creditors under the UFTA.

Section 3.10 Compliance with Applicable Law.

                        (a)        The Sellers collectively hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful operation of the Business (collectively, the "Permits"), and each Seller is in material compliance with the terms of the Permits, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect.

                        (b)        Except as set forth in Schedule 3.10(b), the Business is not being conducted in violation of any Legal Requirement, including, without limitation, (i) the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and any applicable federal or state regulations promulgated pursuant thereto, (ii) any Legal Requirement prohibiting the making or offering of any improper gifts, "kickbacks", contributions or other illegal or improper payments), or (iii) any Environmental Laws, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, would not, have a Material Adverse Effect.

                        (c)        Without limiting the foregoing, each Seller's revenues as set forth in the Financial Statements do not include any fees received in addition to, or in lieu of, commissions from any account, except as permitted by applicable Legal Requirements, and each Seller is otherwise in material compliance with applicable Legal Requirements regarding rebating, excess fees and charges, and other unfair insurance trade practices.

            Section 3.11     Tax Returns and Audits.  Each Seller has (i) timely filed all material federal, state, local and foreign Tax returns, including all material amended returns, in each jurisdiction where such Seller is required to do so through the Effective Date or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, (ii) has, in all material respects, correctly reflected all material Taxes required to be shown thereon, and (iii) has fully paid or made adequate provision for the payment of all Taxes shown on such returns.  No Seller is currently subject to any audits with respect to any federal, state, local or foreign Tax returns required to be filed and there are no unresolved audit issues with respect to prior years' Tax returns that, if such audits or audit issues were adversely determined, could result in a Tax liability that would have a Material Adverse Effect on the Acquired Assets after the Effective Date.  No Seller has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due relating to the Acquired Assets that is currently in effect.

            Section 3.12     Non-Solicitation Covenants.  Except as set forth in Schedule 3.12, none of the Sellers or Martin is a party to any agreement that restricts any Seller's or Martin's ability to compete in the insurance agency industry or to solicit specific insurance accounts.

Section 3.13 Insurance Policies; Errors and Omissions, Employment Practices Liability and Employee Dishonesty Coverage.

                        (a)        Schedule 1.1(g) sets forth a complete and correct list of all insurance policies held by Sellers with respect to their businesses (including, without limitation, errors and omissions (E&O), employment practices liability (EPL), and employee dishonesty coverage), and true and complete copies of such policies have been delivered to Buyer.  Each Seller has complied in all material respects with the provisions of such policies and the policies are in full force and effect.

                        (b)        No Seller has incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business or employment practices liability (EPL), except such liabilities as are fully covered by insurance.  All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against each Seller are set forth in Schedule 3.9.  Each Seller has E&O insurance coverage in force, with minimum liability limits of $20 million per claim and $20 million aggregate, with a deductible of $100,000.00 per claim and $300,000.00 aggregate, and Sellers shall provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date.  Each Seller has EPL insurance coverage in force, with minimum liability limits of $5 million per claim and $5 million aggregate, with a deductible of $50,000.00 per claim, and Sellers shall provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date.  Each Seller has had the same or higher levels of E&O and EPL coverage continuously in effect for at least the past five (5) years.  Schedule 3.13(b) lists the E&O and EPL coverage Sellers have had in effect for the past five (5) years.

                        (c)        Each Seller has employee dishonesty insurance coverage in force, with minimum limits of $1 million per claim and $1 million aggregate, with a deductible of $5,000.00 per claim.  Each Seller has complied in all material respects with the provisions of its employee dishonesty bonds or policies.

            Section 3.14     Employees.  Except as disclosed in Schedule 3.14, all employees of Sellers are employees at will, and no Seller is a party to any written contract of employment or any written engagement of any independent contractor.

            Section 3.15     Employee Benefit Plans.  Schedule 3.15 lists each Employee Benefit Plan (as defined below) that each Seller or any trade or business, whether or not incorporated, that together with such Seller would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Seller ERISA Affiliate") maintains or to which Seller or any Seller ERISA Affiliate contributes.

                        (a)        Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Legal Requirements, except to the extent any failure to comply could not reasonably be expected to have a Material Adverse Effect.

                        (b)        No Seller or Seller ERISA Affiliate participates currently, has ever participated in, and is not required currently and has never been required to contribute to or otherwise participate in any "Multiemployer Plan" (as such term is defined in ERISA Section 3(37)) (a "Multiemployer Plan").

                        (c)        No Seller or Seller ERISA Affiliate maintains currently and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA.

                        (d)        Each Seller has delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan as such term is defined in ERISA Section 3(2), (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d)  Employee Welfare Benefit Plan as such term is defined in ERISA Section 3(1) or material fringe benefit plan or program.

Section 3.16 Intellectual Property.

                        (a)        To the Knowledge of any Seller, Shareholder or Martin, each of the Sellers owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property Assets (as defined below) necessary for the operation of the businesses of such Seller as presently conducted and as currently proposed to be conducted.

                        (b)        To the Knowledge of any Seller, Shareholder or Martin, no Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Martin nor any Seller has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation with respect to such Intellectual Property rights (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of any Seller, Shareholder or Martin, no third party has interfered with, infringed upon, or misappropriated any of Sellers’ Intellectual Property rights used primarily in the operation of the Business.

                        (c)        No Seller has any patents issued in its name, or patent applications filed or pending.  Seller has not granted any license, agreement, or other permission to any third party with respect to any of its Intellectual Property Assets.  Schedule 3.16(c) identifies each trade name, fictitious business name, registered or unregistered trademark or service mark, and proprietary software principally used by Sellers in the operation of the Business in the past three (3) years.  With respect to each item of Intellectual Property owned or used by Sellers primarily in the operation of the Business and identified in Schedule 3.16(c):

(i) the item is not subject to any outstanding Order;

(ii) no Proceeding is pending or, to the Knowledge of any Seller, Shareholder or Martin, threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iii) no Seller has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) As used in this Agreement the term:

                                    (i)         "Intellectual Property"and "Intellectual Property Assets" mean (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all registered domain names, website content, website related software, and all other Internet related tools and applications, (H) all other proprietary rights, and (I) all copies and tangible embodiments thereof (in whatever form or medium).

                        (e)        Sellers have provided Buyer access to all existing documentation and source code for all software included in the Intellectual Property owned or licensed by Sellers and primarily used in the operation of the Business.

            Section 3.17     Disclosure.  None of the representations and warranties of Sellers, Shareholder or Martin set forth in this Agreement or in the attached Disclosure Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

            Section 3.18     No Brokers.  Neither the Sellers, Shareholder nor Martin has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Article 4
Representations and Warranties of Buyer

As of the Effective Date, Buyer represents and warrants to Sellers, Shareholder and Martin as follows:

            Section 4.1       Organization.  Buyer is a corporation organized and in good standingunder the laws of the State of Florida.  Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

            Section 4.2       Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by Buyer in accordance with the provisions hereof (collectively, the "Buyer's Documents") shall be, duly executed and delivered, respectively, by the duly authorized representative of Buyer, on behalf of Buyer.  This Agreement constitutes, and the Buyer's Documents when executed and delivered shall constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

            Section 4.3       Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof shall (a) conflict with or result in any breach of any provision of its Governing Documents, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except for necessary reports and other filings in connection with the Hart-Scott-Rodino Act and with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange), or (c) result in a violation or breach of, or constitute a default  under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound.

            Section 4.4       Disclosure.  None of the representations and warranties of Buyer set forth in this Agreement, notwithstanding any investigation thereof by Sellers, Shareholder or Martin, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Section 4.5 No Litigation. There are no Proceedings pending, or the Knowledge of Buyer, threatened against Buyer, which would affect the consummation of the transactions contemplated herein.

            Section 4.6       No Brokers.  Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller, Shareholder or Martin could become liable or obligated.

Article 5
Covenants

Intentionally Omitted.

Article 6
Additional Agreements

Section 6.1 Intentionally Omitted.

            Section 6.2       Expenses.  Whether or not the Acquisition is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            Section 6.3       Brokers or Finders.  Each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

            Section 6.4       Additional Agreements; Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Legal Requirements to consummate and make effective the Acquisition and the other transactions contemplated hereby, including cooperating fully with the other parties.

Section 6.5 Restrictive Covenants.

                        (a)        Non-Compete Covenant.  Each of the Sellers and Martin agrees that it or he, as the case may be, shall not, for a period of five (5) years beginning on the Closing Date (the "Restricted Period"), engage in, or be or become the owner of an equity interest in, or otherwise directly consult with or be employed by, or serve as a member of the board of directors of, any entity (other than Buyer) engaged in (i) the Program Business within the United States of America, or (ii) the Commercial Business within the following California counties: Imperial, Kern, Los Angeles, Orange, Riverside, San Bernardino, San Diego, or Ventura (as applicable under clause (i) or(ii) hereof, the "Restricted Area"); provided however, that (i) either Martin or Shareholder, or both, together may own not more than five percent (5%) of the outstanding stock of any publicly traded corporation; (ii) Martin may serve as a member of the board of directors of any company that is not abusiness enterprise that is primarily engaged in the insurance program, retail insurance agency, or managing general agency business in the United States(“Competitive Enterprise”); (iii) none of Martin’s activities involving ePolicy, Inc. or any of its subsidiaries or affiliatesshall constitute a Breach of this Section 6.5(a); and (iv) Martin may continue as an officer, director or shareholder of any Seller after the Closing Date as necessary to wind down the business of Sellers following the Closing(this covenant is referred to herein as the "Non-Compete Covenant").

                        (b)        Non-Solicitation Covenant.  Without limiting the foregoing, Sellers and Martin shall not, (i) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for his account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, (A) during the Restricted Period, any account that is part of the Purchased Book of Business as of the Effective Date or any insurance account serviced by Buyer as of the Effective Date or (B) for a period of three (3) years following the Effective Date, any account that is acquired or produced by Buyer during such three (3)-year period, or (ii) during the Restricted Period, hire or directly or indirectly solicit any employees of Buyer or its affiliates to work for any Seller, Martin or any of their respective affiliates, or for any Competitive Enterprise;provided, however, that none of Martin’s activities involving ePolicy, Inc. or any of its subsidiaries or affiliatesshall constitute a Breach of clause (i) of this Section 6.5(b)  (this covenant is referred to herein as the "Non-Solicitation Covenant").  Martin acknowledges that the non-solicitation covenants contained in the Martin Employment Agreement shall be in addition to, and shall not supersede or be subordinate to, the Non-Compete Covenant and Non-Solicitation Covenant contained in this Section 6.5.

(c) Non-Disparagement Covenant. After the Closing Date, neither Sellers nor Martin shall disparage Buyer or any of Buyer's shareholders, directors or officers.

                        (d)        Reasonableness.  Sellers and Martin each acknowledge and agree that the Non-Compete Covenant and Non-Solicitation Covenant are being entered into voluntarily and for consideration and that, given the nature and respective geographic scope of the Program Business, the Restricted Period and the Restricted Area are reasonable in time and space.  Notwithstanding anything in this Agreement to the contrary, the covenants set forth in this Section 6.5 shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are imperative; but the maximum territory, the actions subject to such covenants, and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which had jurisdiction over the parties and subject matter.

            Section 6.6       Remedy for Breach of Covenants.  In the event of a breach of the provisions of Section 6.5, Buyer shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity.  Should a court of competent jurisdiction declare any of the covenants set forth in Section 6.5 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered to grant Buyer or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests.  Sellers and Martin each acknowledge that the covenants set forth in Section 6.5 represent an important element of the value of the Acquired Assets and were a material inducement for Buyer to enter into this Agreement.

            Section 6.7       Successor Rights.  The covenants contained in Section 6.5 shall inure to the benefit of any successor in interest of Buyer by way of merger, consolidation, sale of a controlling interest, or other succession.

            Section 6.8       Errors and Omissions and Employment Practices Liability Extending Reporting ("Tail") Coverage.  On or prior to the Closing Date, Sellers shall purchase, at Sellers' expense, a tail coverage extension on an errors and omissions (E&O) and employment practices liability (EPL) insurance policy covering all Sellers with respect to acts or omissions occurring prior to the Effective Date.  Such coverage shall extend for a period of at least eighteen (18) months from the Effective Date, in an amount equal to the lesser of (i) the existing amount of coverage of the existing E&O and EPL policies maintained by the Sellers as of the date of this Agreement (the “Existing Policies”) and (ii) the amount of coverage purchased by 150% of the amount of the last annual premiums paid by Sellers prior to the date of this Agreement for the Existing Policies; provided, however, that Seller may substitute for the Existing Policies other policies of comparable coverage.  A certificate of insurance evidencing each such coverage shall be delivered to Buyer at or prior to Closing.

            Section 6.9       Confidentiality; Publicity.  So long as the terms hereof have not been publicly disclosed, each of the parties agrees to maintain the terms of this Agreement, including the consideration payable by Buyer, in strict confidence and shall not disclose such terms to any third party without the prior written consent of all parties to this Agreement, unless required to do so by applicable Legal Requirements.  The provisions of this Section 6.9 shall not be deemed to prevent any party from disclosing the terms of this Agreement to their board of directors, advisory board, accountants, counsel, other professionals engaged by such party, VISA Participants, the VISA trustee, or any employee of any Seller who participated in due diligence.  Notwithstanding any provision in this Section 6.9, each of the parties acknowledges and agrees that Buyer, Sellers and Shareholder shall, promptly after the Closing, issue a jointly prepared press release containing certain details with respect to the transactions contemplated hereby.  Buyer and Sellers shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated hereby and prior to making any filings with any third party or Governmental Entity with respect thereto, except as may be required by applicable Legal Requirements.

Section 6.10 Intentionally Omitted.

            Section 6.11     Corporate Name.  Promptly after the Closing, Sellers agree to cease all operational use of the names "Cal-Surance Associates," “United Network of Insurance Services,” “Sterling Reinsurance Intermediaries” and “Lancer Claims Services” or any derivatives thereof (though Sellers shall be entitled to the use of such names in connection with the winding-down of their respective affairs or liquidations for a period not longer than eighteen (18) months following the Closing) and shall, no later than five (5) business days after the Closing Date, file an amendment to their respective Articles of Incorporation, changing their respective corporate names to new names that bear no resemblance to their respective current names.

Section 6.12 Post-Closing Payment of Liabilities.

                        (a)        Taxes Resulting from Sale of Assets by Seller. Sellers shall pay in a timely manner all Taxes imposed on Sellers under the applicable Legal Requirements resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.  If required by applicable Legal Requirements, Buyer shall, and shall cause its affiliates to, join in the execution of any Tax return or other documentation prepared in connection with the payment of such Taxes.

                        (b)        Payment of Other Retained Liabilities.  Sellers shall pay, or make adequate provision for the payment, in full, of all Retained Liabilities of Sellers under this Agreement.  If any such Retained Liabilities are not so paid or provided for and Buyer reasonably determines that failure to make any payments shall materially impair Buyer's use or enjoyment of the Acquired Assets or conduct of the Business in a manner consistent with the manner conducted by Sellers prior to the Effective Date, Buyer may, at any time after the Closing Date, elect to make such payments directly (but shall have no obligation to do so) upon reasonable prior notice to Sellers.

            Section 6.13     Reports and Returns. Each Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of such Seller as conducted using the Acquired Assets, to and including the Effective Date.

            Section 6.14     Client and other Business Relationships. After the Closing, Sellers and Martin shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, clients, suppliers and others, and Sellers shall take commercially reasonable steps to satisfy the Retained Liabilities in a manner that is not specifically intended to be detrimental to any such relationships.  For a period of nine (9) months following the Effective Date (or, with respect to Martin, during Martin's employment with Buyer but in any event not less than nine (9) months following the Effective Date), Sellers and Martin shall refer to Buyer all inquiries related to the Business from existing clients, insurance program insurance agents, or insurance carriers that reasonably may be expected to represent material new business or new program distribution opportunities for Buyer.

Section 6.15 Retention of and Access to Records; Post-Closing Assistance.

                        (a)        After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Sellers delivered to Buyer; provided, however, that in no event shall the period be shorter than eighteen (18) months following the Closing Date; and provided, further, that (i) Buyer shall retain all such Records with respect to Tax matters (including any Records that Sellers may reasonably designate as being with respect to Tax matters) pertinent to any of Sellers, Shareholder or Martin for at least seven (7) years following the Closing Date, and (ii) after such eighteen month period (or seven year period in the case of Records relating to Tax maters), Buyer shall provide Sellers, Shareholder and Martin with at least ten (10) days prior written notice before transferring, destroying or discarding any such Records, during which period any Seller, Shareholder or Martin can elect to take possession, at its own expense, of such Records. Buyer also shall provide Sellers, Shareholder, Martin and their representatives access to Records, information and assistance, during normal business hours and on at least three (3) business days' prior notice, which are reasonably necessary for Sellers’ winding-down and liquidation following the Closing, preparation of financial statements, preparation and filing of Tax returns, preparation for any audit by any Taxing authority, and prosecution or defense of any other Proceeding relating to Tax.  For a period of eighteen (18) months following the Closing Date, Sellers shall provide Buyer and its representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) business days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.  Sellers, Shareholder, Martin and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, with each other in the conduct of any audit or other Proceeding relating to Taxes involving the Acquired Assets.  Upon Sellers’ request, Buyer shall cooperate with Sellers, Shareholder and Martin and use its commercially reasonable best efforts to obtain any certificate or other document from any Government Entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                        (b)        Buyer covenants and agrees that subsequent to the Closing Date (i) it will, at the request and under the direction of Sellers, Shareholder or Martin, prepare such reports and data and provide such other information and administrative support as shall be reasonably requested by Sellers, Shareholder or Martin to enable Sellers, Shareholder or Martin to comply with their respective obligations with respect to the issuance of Forms W-2, 1099 and other tax reports, reports and notices relating to pension, profit sharing, health and other plans, income tax returns, preparation of financial statements and completion of the Sellers’ audit for 2001 and 2002, and other similar matters, and to wind down the business of Sellers following the Closing Date, except, that, to the extent Buyer is required to seek outside assistance in complying with this Section 6.15(b), such assistance shall be for the account of Sellers, Shareholder and Martin and (ii) Buyer shall make its employees (including any of its employees who were formerly employees of any Seller, Shareholder or Martin) reasonably available from time to time subsequent to the Closing Date to assist Sellers, at Sellers’ cost and expense, in connection with the defense, prosecution or investigation of Sellers’ continuing obligations, rights and liabilities relating to the Business and the Acquired Assets.

            Section 6.16     Notices and Consents.  Each Seller shall give any required notices to third parties, and each Sellers shall use their commercially reasonable efforts to obtain those third party consents set forth in Schedule 6.16.  Sellers and Buyer shall give any notices to, make any filings with, and use their commercially reasonable efforts and cooperate with one another to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 above.

            Section 6.17     Pizza Program Payout.  In connection with the acquisition by Cal-Surance of a business providing insurance to pizza parlors (the “Pizza Program”) pursuant to that certain Asset Purchase Agreement dated November 7, 2001 (the "Pizza Agreement"), with Gail H. Murrell and Virginia Murrell d/b/a Gail H. Murrell Insurance Agency (the "Pizza Program Sellers"), each of the parties hereto acknowledges that after the Closing, Buyer shall be responsible for any payments due from Sellers after the Effective Date under the Pizza Agreement to the Pizza Program Sellers, to the extent aggregate payments under the Pizza Agreement are required under the terms thereof to be made in excess of $832,104.00 (the "Excess Pizza Program Amount").  Buyer shall make payment of the Excess Pizza Program Amount, if any, to the Pizza Program Sellers as specified in the Pizza Agreement.

Section 6.18 Employee Matters.

                        (a)        Attached hereto as Schedule 6.18 is a list of those employees of Seller to whom Buyer intends to make offers of employment on or after the Closing, effective as of the Effective Date.  Buyer shall assume all Liability for accrued but unpaid vacation liabilities of Seller as of the Effective Date (such assumed Liability, the “PTO Liability”) that are attributable to each such Seller employee who accepts an offer of employment with Buyer (each a “Transferred Employee”).  On and after the Effective Date, each Transferred Employee shall accrue paid time off benefits in accordance with the Buyer’s policies, as may be amended from time to time after the Effective Date.

                        (b)        Buyer shall provide each Transferred Employee credit for years of service with the Sellers prior to the Effective Date for purposes of eligibility and vesting under the Buyer’s Employee Benefit Plans and for purposes of any pre-existing condition limitations and eligibility waiting periods under group health plans of the Buyer.

                        (c)        Buyer shall be responsible for providing continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under a group health plan maintained by Buyer, to those employees of Company and any other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with Company or otherwise) prior to or in connection with the transactions contemplated by this Agreement, including any employees of Sellers who remain employed following the Closing and who lose coverage upon termination of Sellers’ group health plan.  Buyer shall indemnify and hold Sellers harmless from any and all damages, liabilities, claims or expenses incurred by Sellers as a result of the failure of Buyer to comply with any of the requirements of COBRA, including applicable notice requirements.

            Section 6.19     Secured Indebtedness Amount.  Not later than two (2) business days before the Closing, Sellers shall provide to Buyer an updated Secured Indebtedness Amount, estimated as of the expected Closing Date, together with (a) wire transfer instructions for those secured creditors whose outstanding balances comprise the Secured Indebtedness Amount, and (b) an aggregate per diem amount in the event the Secured Indebtedness Amount is paid by Buyer on other than the Closing Date.

Section 6.20 Office Space at Buyer's Location; Reimbursement for Staff Assistance.

                        (a)        For a period of up to one (1) year following the Closing Date, Buyer shall make a reasonable amount of office space at Buyer's Orange County, California profit center (or successor location) available for use by Martin, at no additional cost or expense to Martin.

                        (b)        During Martin's employment with Buyer and for a period of up to one (1) year following the Closing Date, Buyer shall pay Martin an amount equal to $15,000.00 for administrative support during such period.

                        (c)        Buyer and Martin acknowledge that the foregoing use of the office space and the provision of administrative support are for the purpose of winding down the businesses of Sellers following the Closing and other matters not involving Buyer.  After the expiration of such one (1)-year period, the availability of office space and administrative support shall be as mutually agreed upon between Buyer and Martin.

            Section 6.21     Employee Purchase Options.  The parties each acknowledge and agree that pursuant to the terms of Sellers' existing employment agreements with those Seller employees listed in Schedule 3.5 hereto, such Seller employees have the option, at any time within two (2) years after termination of their employment with Sellers, to purchase from Sellers the client accounts that such employees personally worked on or were responsible for (collectively, the "Option Employees").  In the event that any of the Option Employees exercises such purchase option during such two (2)-year period and Buyer must deliver ownership of any client accounts to such Option Employees, Buyer agrees to cooperate, to the extent commercially reasonable, with Sellers to deliver such accounts to such Option Employees, and Sellers agree to pay over any purchase proceeds from such Option Employees to Buyer within fifteen (15) days after Sellers' receipt of such proceeds.

Article 7
Conditions

            Section 7.1       Conditions to Each Party's Obligation.  The respective obligations of each party to effect the transactions contemplated by this Agreement to take place at the Closing shall be subject to the satisfaction prior to or on the Closing Date of the following conditions, any of which may be waived by a party with respect to its own obligation to close:

                        (a)        Approvals.  All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity, the failure to obtain which would have a Material Adverse Effect, shall have been filed, occurred, or been obtained.

                        (b)        No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the transactions contemplated hereunder, or (ii) that would cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

            Section 7.2       Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions, unless waived by Buyer:

                        (a)        Representations and Warranties.  The representations and warranties of Sellers, the Shareholder and Martin set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, other than those made as of another specific date, which shall be true and correct in all material respects as of such other date;

                        (b)        Performance of Obligations by Sellers, the Shareholder and Martin.  Sellers, the Shareholder and Martin shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Bill of Sale. Sellers shall have executed and delivered the Bill of Sale to Buyer;

(d) Assignment and Assumption Agreement. Sellers shall have executed and delivered the Assignment and Assumption Agreement to Buyer;

(e) Martin Employment Agreement. Sellers shall have delivered the Martin Employment Agreement to Buyer, executed by Donald E. Martin;

(f) Masters Employment Agreement. Sellers shall have delivered the Masters Employment Agreement to Buyer, executed by Masters;

(g) Required Consents. Sellers shall have delivered evidence that all third party consents and approvals identified in Schedule 6.16 were obtained;

                        (h)        Sellers' Board Resolutions. Sellers shall have delivered to Buyer duly adopted resolutions of the Board of Directors of each Seller, approving this Agreement and the transactions contemplated hereby, in accordance with applicable provisions of the California Corporations Code regarding the sale of assets other than in the ordinary course of business;

(i) Disclosure Schedules. Sellers shall have delivered to Buyer the Disclosure Schedules;

(j) Intentionally Omitted.

(k) Intentionally Omitted.

                        (l)         E&O and EPL Tail Coverages.  Sellers shall have delivered evidence to Buyer, commercially reasonably satisfactory to Buyer, of a Certificate of Insurance regarding the tail coverages required under Section 6.8 hereof;

                        (m)       No Secured Indebtedness Amount Encumbrances.  Upon Buyer's discharge of the Secured Indebtedness Amount (as defined in Section 1.4(b)(i)(C) hereof) at or prior to the Closing, all Encumbrances on the Acquired Assets securing the Secured Indebtedness Amount shall have been satisfied and released, and Sellers shall have delivered UCC termination statements evidencing the release of all such Encumbrances; and

(n) Material Adverse Changes. There shall have been no Material Adverse Effect since the Balance Sheet Date.

            Section 7.3       Conditions to Obligation of Sellers and Shareholder.  The obligation of Sellers and Shareholder to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Sellers and Shareholder:

                        (a)        Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, other than those made as of another specific date, which shall be true and correct in all material respects as of such other date;

(b) Performance of Obligations by Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Assignment and Assumption Agreement. Buyer shall have executed and delivered the Assignment and Assumption Agreement to Sellers;

(d) Martin Employment Agreement. Buyer shall have executed and delivered the Martin Employment Agreement to Martin;

(e) Masters Employment Agreement. Buyer shall have executed and delivered the Masters Employment Agreement to Masters; and

(f) Intentionally Omitted.

(g) Secured Indebtedness Amount. Buyer shall have delivered to Sellers evidence of Buyer's discharge of the Secured Indebtedness Amount.

Article 8
Indemnification

            Section 8.1       Survival of Representations, Warranties, Indemnities and Covenants.

            (a)        The representations, warranties and indemnities set forth in this Agreement shall survive the Closing and continue in full force and effect for a period ending on April 30, 2004, solely for purposes of this Article 8 (the "Survival Period").  All post-closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for the Survival Period, solely for purposes of this Article 8.  If a party has received notice of a potential breach of a representation, covenant or warranty, or the occurrence of an otherwise potentially-indemnifiable event under this Agreement within such period, such party may preserve its right to assert a later claim for damages arising from such breach or event by delivering notice of same to the other party within the period. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

                        (b)        Notwithstanding anything set forth in Section 8.1(a), all representations, warranties, covenants and indemnities in connection with any Tax Liabilities of any Seller, Shareholder or Martin, shall survive until the expiration of the applicable statutes of limitation.

Section 8.2 Indemnification Provisions for the Benefit of Buyer. Subject to Section 8.4 hereof:

                        (a)        To the extent that any Seller employee listed in Schedule 6.18 diverts any accounts which are part of the Purchased Book of Business, Buyer shall be indemnified by Sellers and the Shareholders (which obligation shall be joint and several) as follows:

                                    (i)         If such Seller employee refuses to sign Buyer's standard employment agreement and Buyer refuses to employ such Seller employee, Buyer shall be indemnified for an amount equal to 2.0 times the aggregate, annualized Core Revenue on such diverted accounts, provided that such diversion occurred on or before the one (1) year anniversary of the Effective Date;

                                    (ii)        If such Seller employee signs Buyer's standard employment agreement but leaves Buyer's employment for any reason during the fifty-nine (59) day-period following the Effective Date, Buyer shall be indemnified for an amount equal to 1.0 times the aggregate, annualized Core Revenue on such accounts, provided that such diversion occurred on or before the one (1) year anniversary of the Effective Date; or

                                    (iii)       If such Seller employee signs Buyer's standard employment agreement but leaves Buyer's employment for any reason on or after the sixtieth (60th) day following the Effective Date, Buyer shall not be entitled to any indemnification for any such diverted accounts, regardless of when such diversion occurred;

provided, however, that in the case of clauses (i)   or (ii), prior to asserting an indemnification claim, Buyer shall provide Sellers, Shareholder and Martin with written notice of any such diversion of business (or anticipated diversion of business), setting forth the name of the former Seller employee, the accounts diverted (or anticipated to be diverted), the approximate dollar amount of annual Core Revenue represented by the diverted business (or anticipated diversion of business), and reasonable supporting documentation.  Sellers, Shareholder and Martin shall have right, for thirty (30) days after Buyer's delivery of such written notice, to request additional supporting documentation and reasonable access during normal business hours to Buyer's Records with respect to the purportedly diverted business, and to attempt to mitigate Buyer's losses (or anticipated losses) as a result of such diversion (or anticipated diversion) including, but not limited to, by directly contacting the former Seller employee for the purpose of restoring (or preventing) such diverted business (and corresponding Core Revenue lost from the date of such diversion).  Buyer shall be entitled to indemnification from Sellers (but only to the extent Sellers, Shareholder or Martin is unable to prevent the diversion described above) under this Section 8.2(a) for the applicable multiple times the difference between the aggregate amount of diverted business and the amount of Core Revenue that Sellers, Shareholder and Martin were successful in restoring to Buyer as a result of such diversion.

                        (b)        Sellers, Shareholder and Martin each agree, jointly and severally, to indemnify and hold Buyer and its officers, directors, and affiliates (collectively, the "Buyer Indemnified Parties") harmless from and against any Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (i) any Breach of any Seller's, Shareholder’s or Martin's representations, warranties, obligations or covenants contained herein, or (ii) the operation of the Business or ownership of the Acquired Assets by any Seller prior to the Effective Date, including, without limitation, (A) any Proceedings based on conduct of any Seller, Shareholder or Martin occurring before the Effective Date or (B) any Liability of any Seller that is not an Assumed Liability.  For purposes of this Article 8, the term "Adverse Consequences" means all out-of-pocket payments, expenses or losses resulting from any charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, and fees, including all reasonable attorneys' fees and court costs.

            Section 8.3       Indemnification Provisions for the Benefit of Sellers, Shareholder and Martin.  Subject to Section 8.4 hereof, Buyer agrees to indemnify and hold Sellers, Shareholder, Martin and their respective officers, directors, shareholders and affiliates harmless from and against any Adverse Consequences that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) any Breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the Business or ownership of the Acquired Assets by Buyer after the Effective Date (other than the Retained Liabilities), including, without limitation, (i) any Proceedings based on conduct of Buyer occurring on or after the Effective Date, (ii) any Assumed Liability, or (iii) the continued processing by Sellers from the Effective Date through December 31, 2002 of payroll and related deductions and reporting for those employees of Seller who become employed with Buyer at the Closing but effective as of the Effective Date, provided that, with respect to clause (iii) of this subsection (b), such indemnification by Buyer shall not be subject to the limitations set forth in Section 8.4 hereof.

            Section 8.4       Indemnification Limitations.   Except (x) with respect to any Tax Liabilities of any Seller, Shareholder or Martin, (y) with respect to any Breach by Martin of his covenants under Section 6.5 hereof, or (z)in the event of fraud:

                        (a)        No party (the "Indemnified Party") shall be entitled to indemnification pursuant this Article 8 until the aggregate amount otherwise payable under such section exceeds $175,000.00, in which event the Indemnified Party shall be entitled to indemnification from the other party (the "Indemnifying Party"), but only for the amount by which such claim exceeds $175,000.00;

                        (b)        In no event shall the Liability for any party (the Sellers, the Shareholder and Martin collectively being considered one party for purposes of this Section 8.4(b)) in the aggregate exceed $7,500,000.00.

                        (c)        Each party hereto shall take all commercially reasonable steps to mitigate all Adverse Consequences upon and after becoming aware of any event which could reasonably be expected to give rise to Adverse Consequences that are indemnifiable hereunder.

                        (d)        Any indemnification payment required to be paid by a party (the “Indemnifying Party”) pursuant to this Article 8 shall be reduced by (i) the amount of any insurance proceeds actually paid or payable to the party seeking indemnification hereunder (the “Indemnified Party”) with respect to its loss, and (ii) any indemnity, contribution or other similar payment actually paid to the Indemnified Party by any third party with respect to its loss.

                        (e)        Except as set forth in Section 6.6 of this Agreement, each party’s rights to indemnification as provided for in this Article 8 for breach of the other’s representations, warranties, obligations or covenants contained in this Agreement shall constitute the Indemnified Party’s sole remedy for such a Breach, and the Indemnifying Party shall have no other liability to the Indemnified Party resulting from the Breach.

                        (f)         Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(g) All indemnification payments made under this Article 8 shall be deemed adjustments to the Purchase Price, except as otherwise required by applicable Legal Requirements.

                        (h)        Upon the final settlement or final, non-appealing determination of any indemnification claims made by Buyer in favor of Buyer pursuant to the indemnification procedures set forth in this Article 8 (collectively, "Final Indemnification Amounts"),Buyer shall be entitled to offset such Final Indemnification Amounts against the Final Purchase Price Amount otherwise due to Sellers under Section 1.4(b)(iv)hereof; provided, however, that in the event the Final Indemnification Amounts exceed the Final Purchase Price Amount, such offset shall not operate to waive the obligations of Sellers, Shareholders and Martin to pay Buyer the unsatisfied portion of such Final Indemnification Amounts.

            Section 8.5       Matters Involving Third Parties.

                        (a)        If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article 8, then the Indemnified Party shall promptly notify (which the Indemnified Party will endeavor to provide, by the sooner to occur of (i) fifteen (15) business days after receipt of notice by it or (ii) five (5) days prior to the date a responsive pleading is due) the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) that the Indemnifying Party thereby is prejudiced.

                        (b)        The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that such claim is within the scope of and subject to the indemnification provisions of this Article 8 (subject to the limitations of Section 8.4), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek by way of a motion an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, in which case it shall not be liable to the Indemnified Party under this Article 8 for any fees or related expenses of other counsel subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding.

                        (c)        So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

                        (d)        If the Indemnifying Party does not elect to assume the defense of the Third Party Claim in accordance with the provisions of Section 8.4(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 8.

                        (e)        If an Indemnifying Party elects to defend or prosecute a Third Party Claim, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to Indemnifying Party, of Records and information reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided thereunder.

            Section 8.6       Tax Benefit.  To the extent that the Indemnified Party recognizes "Tax Benefits" (as defined below) as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (the "Tax Benefit") with respect to a taxable year if, and to the extent that, the Indemnified Party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences and the receipt of indemnification payments under this Article 8 from all taxable years exceeds the Indemnified Party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this Article 8 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year).

Article 9
Termination and Amendment

Intentionally Omitted.

Article 10
Miscellaneous

            Section 10.1     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a)	If to Buyer, to

Brown & Brown, Inc.
220 S. Ridgewood Avenue
Daytona Beach, Florida 32114
Telecopy No.: (386) 239-5729
Attn: Jim W. Henderson
Regional Executive Vice President

With a copy to

Brown & Brown, Inc.
401 E. Jackson Street, Suite 1700
Tampa, Florida 33602
Telecopy No.: (813) 222-4464
Attn: Laurel L. Grammig, Esq.
General Counsel

(b)	If to Sellers, the Shareholder or Martin, to

19191 South Vermont Avenue
Suite 770
Torrance, CA 90502
Fax (310) 819-3311
Attention: Donald E. Martin

With a copy to

Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025
Telecopy No.: (650) 463-2600
Attn: Patrick Pohlen, Esq.

            Section 10.2     Use of Term "Knowledge".  With respect to the term "Knowledge" as used herein, (a) Martin shall be deemed to have "Knowledge" of a particular fact or other matter if he is actually aware of such fact or other matter, or reasonably should be aware of such fact or other matter; (b) a Seller or Shareholder shall be deemed to have "Knowledge" of a particular fact or other matter if Martin, Masters or James Adams is actually aware of such fact or other matter, or reasonably should be aware of such fact or other matter; and (b) Buyer shall be deemed to have "Knowledge" of a particular fact or other matter if J. Hyatt Brown, Jim W. Henderson, Cory Walker or Rich Freebourn is actually aware of such fact or other matter, or reasonably should be aware of such fact or other matter.

            Section 10.3     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 10.4     Entire Agreement.  This Agreement (including the Schedules, Exhibits, and other documents and instruments delivered pursuant to this Agreement) constitutes the entire agreement and supersedes all prior agreements (including, without limitation, the Original Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            Section 10.5     Assignment; No Third Party Rights.  Subject to Section 6.7 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.  Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto.  Nothing in this Agreement is to be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement.

            Section 10.6     Joint Efforts.  This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof.  Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof.  The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

            Section 10.7     Headings.  All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

            Section 10.8     Severability. In the event that any provision, covenant, section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof shall not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof shall remain valid and enforceable to the fullest extent permitted by law.

            Section 10.9     Attorneys' Fees and Costs.  The prevailing party in any Proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

            Section 10.10   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with internal Florida law without regard to conflicts-of-laws principles that would require the application of any other law.

Section 10.11 Amendment; Waiver. This Agreement may not be amended, or any provision waived, except by an instrument in writing signed on behalf of each of the parties.

            Section 10.11   Bulk Sales Law.  The parties hereto agree to waive any rights they may have against each other as a result of the failure of any party to comply with the provisions of any applicable laws of any state relating to the bulk sale of assets which may be applicable to the transactions contemplated hereby.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

            IN WITNESS WHEREOF, the parties have signed or caused this Amended and Restated Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

BROWN & BROWN, INC.

By:	/S/ THOMAS M. DONEGAN, JR.
Name:	Thomas M. Donegan, Jr.
Title:	Vice President

SELLERS:

CAL-SURANCE ASSOCIATES, INC.

By:	/S/ DONALD E. MARTIN
Name:	Donald E. Martin
Title:	Chairman

UNITED NETWORK OF INSURANCE
SERVICES, INC.

By:	/S/ DONALD E. MARTIN
Name:	Donald E. Martin
Title:	Chairman

STERLING REINSURANCE
INTERMEDIARIES, INC.

By:	/S/ DONALD E. MARTIN
Name:	Donald E. Martin
Title:	Chairman

LANCER CLAIMS SERVICES, INC.

By:	/S/ DONALD E. MARTIN
Name:	Donald E. Martin
Title:	Chairman

CHARTERED FINANCIAL SERVICES
CORPORATION

By:	/S/ DONALD E. MARTIN
Name:	Donald E. Martin
Title:	Chairman, President & Chief Executive
Officer

SHAREHOLDER:

MARTIN LIVING TRUST U/D/T DATED
AUGUST 14, 1984, AS AMENDED
OCTOBER 22, 1986
SHAREHOLDER:

By:	/S/ DONALD E. MARTIN
Name:	Donald E. Martin
Title:	Trustee

By:	/S/ RENEE MARTIN
Name:	Renee Martin
Title:	Trustee

MARTIN:

/S/ DONALD E. MARTIN
Donald E. Martin, individually

SCHEDULES AND EXHIBITS

Schedule 1.1(a):	Commercial Book of Business
Schedule 1.1(b):	Tangible Property
Schedule 1.1(c):	Seller Contracts
Schedule 1.1(f):	Risk Purchasing Groups
Schedule 1.1(g):	Insurance Policies
Schedule 1.2(i):	VISA Participants
Schedule 1.2(j):	Personal Effects
Schedule 1.3(a)(iv)	Employee Bonuses
Schedule 1.4(c):	Allocation Schedule
Schedule 3.1:	Good Standing Jurisdictions
Schedule 3.6(a):	Financial Statements
Schedule 3.6(c):	Undisclosed Liabilities
Schedule 3.7:	Certain Changes and Events
Schedule 3.8(a):	Encumbrances
Schedule 3.8(b):	Revenues by Carrier for Twelve Months Ended September 30, 2002
Schedule 3.8(d):	Insurance Captive Entities
Schedule 3.9:	List of Claims and Litigation
Schedule 3.14:	Employment Agreements and Independent Contractor Agreements
Schedule 3.15:	Employee Benefit Plans
Schedule 3.16(c):	Owned Intellectual Property Assets
Schedule 6.16:	Third-Party Consents
Schedule 6.18:	Employees to be Offered Employment

Exhibit A:	Bill of Sale
Exhibit B:	Assignment and Assumption Agreement
Exhibit C:	Martin Employment Agreement
Exhibit D:	Masters Employment Agreement